Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated August 26, 2020 relating to the financial statement of Blackstone Private Credit Fund, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

September 30, 2020